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DAY PITNEY LLP

Attorneys at Law

Mail To: P.O. Box 1945 Morristown, NJ 07962

Deliver To: 200 Campus Drive Florham Park, NJ 07932

T: (973) 966 6300 F: (973) 966 1015

info@daypitney.com

Exhibit 5

April 22, 2008

Valley National Bancorp

1455 Valley Road

Wayne, NJ 07474-0558

Re:	Merger of Valley National Bancorp and Greater Community Bancorp

We have acted as counsel to Valley National Bancorp (“Valley”) in connection with its proposed issuance of its no par value common stock (the “Common Stock”), pursuant to the Agreement and Plan of Merger between Valley and Greater Community Bancorp as of March 19, 2008. The Common Stock is being registered pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on the date hereof (the “Registration Statement”).

We have examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of Valley currently in effect, relevant resolutions of the Board of Directors of Valley, and such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

Based on the foregoing and assuming that the Registration Statement has been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), we are of the opinion that when issued as described in the Registration Statement, including the Prospectus relating to the Common Stock (the “Prospectus”), the Common Stock will be legally issued, fully paid and non-assessable.

We consent to use of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Opinion” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Day Pitney LLP
DAY PITNEY LLP